Exhibit 23.3

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-168177 and 333-179050) and on Form S-4 (No. 333-175944) and Form S-8 (No. 333-152448) of Vanguard Natural Resources, LLC of all references to our firm and information from our reserves report dated February 11, 2013 included in or made a part of the Vanguard Natural Resources, LLC Annual Report on Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission on or about March 1, 2013, and our summary report attached as Exhibit 99.2 to such Annual Report on Form 10-K.

  /s/ Netherland, Sewell & Associates, Inc.

Dallas, Texas
March 1, 2013